Exhibit 99(b)

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WACHOVIA

Fourth Quarter 2002

Quarterly Earnings Report

January 16, 2003

Table of Contents

Fourth Quarter 2002 Financial Highlights	1
Earnings Reconciliation	2
Summary Results	3
Other Financial Measures	4
Loan and Deposit Growth	5
Fee and Other Income	6
Noninterest Expense	7
Consolidated Results – Segment Summary	8
General Bank	9
Capital Management	10
Wealth Management	11
Corporate and Investment Bank	12
Asset Quality	13
Nonperforming Loans	14
Loans Held For Sale	15
Merger Integration Update	16
Summary of 2002	18
2003 Outlook	19
Appendix	20-38

PENDING FINALIZATION OF SEC GUIDELINES, WE HAVE SUSPENDED DISPLAYING NON-GAAP VIEWS OF EARNINGS PER SHARE SUCH AS OPERATING OR CASH EARNINGS PER SHARE.

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2002, PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, WHICH MAY BE FOUND IN WACHOVIA’S THIRD QUARTER REPORT ON FORM 10-Q. ALL NARRATIVE COMPARISONS ARE WITH THIRD QUARTER 2002 UNLESS OTHERWISE NOTED.

Wachovia 4Q02 Quarterly Earnings Report

Fourth Quarter 2002 Financial Highlights

Versus 3Q02

•	GAAP earnings of $0.66 per share consistent with 3Q02 and up 22% from 4Q01

—	Earnings include $92 million after-tax, or $0.06 per share, from merger-related and restructuring expense and $83 million, or $0.06 per share, of intangible amortization expense

•	Customer service scores continue to improve, up for the 15th consecutive quarter

•	Record distribution with net new money inflows in excess of $10 billion

—	Average low-cost core deposits up 4% or 16% annualized
—	In-bank annuity sales of $1.1 billion
—	Net proprietary mutual fund sales of $5.4 billion

•	Revenues up in all business segments, and up 2% overall

•	Expenses up 3% driven principally by higher personnel, equipment and merger-related and restructuring expenses

•
Risk reduction strategies executed involving credit and legal actions, funded with $120 million tax benefit ($181 million pre-tax equivalent) principally related to tax loss on investment in The Money Store

—	Transferred $577 million of total exposure to held for sale and sold an additional $192 million of exposure directly out of the loan portfolio
—	Increased legal reserves while settling certain pending and active litigation
—	Recorded severance associated with repositioning Corporate and Investment Bank coverage model

•	Net charge-offs down 11% to $199 million, or 52 bps

•	Total NPAs declined 7% and new commercial nonaccruals down 8%

•	Capital strengthened further

—	Tier 1 capital ratio increased 12 bps to 8.23%
—	Settled forward purchase contracts totaling 11.5 million shares
—	Repurchased 3.9 million shares in the open market

•	Merger integration continues to progress well — Florida integration executed successfully

Wachovia 4Q02 Quarterly Earnings Report

EARNINGS RECONCILIATION

Earnings Reconciliation	2002								2001		4 Q 02 vs 3 Q 02
	Fourth Quarter		Third Quarter		Second Quarter		First Quarter		Fourth Quarter
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS

Net income available to common stockholders (GAAP)	$891	0.66	913	0.66	849	0.62	907	0.66	730	0.54	(2)%
Dividends on preferred stock	4	—	3	—	6	—	6	—	6	—	33

Net income	895	0.66	916	0.66	855	0.62	913	0.66	736	0.54	(2)
Net merger-related and restructuring expenses	92	0.06	67	0.05	89	0.06	(5)	—	63	0.04	37

Earnings excluding merger-related and restructuring expenses	987	—	983	—	944	—	908	—	799	—	—
Deposit base and other intangible amortization	83	0.06	98	0.07	103	0.08	108	0.08	121	0.09	(15)
Goodwill amortization (Related to former First Union)	—	—	—	—	—	—	—	—	60	0.04	—

Earnings excluding merger-related and restructuring expenses, goodwill and intangibles amortization	$1,070	—	1,081	—	1,047	—	1,016	—	980	—	(1)%

Key Points

•	Note: Pending finalization of SEC guidelines, we have suspended displaying non-GAAP views of earnings per share such as operating or cash EPS
•	GAAP earnings of $0.66 per share include $0.06 per share of merger-related and restructuring expense
•	Intangible amortization of $83 million ($0.06 per share)
—	Expect amortization of $0.23 per share on existing intangibles during 2003 (1Q03: $0.06; 2Q03: $0.06; 3Q03: $0.06; 4Q03: $0.05); calculated using average diluted shares outstanding of 1,360 million

(See Appendix, page 20 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

SUMMARY RESULTS

Earnings Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Net interest income (Tax-equivalent)	$2,529	2,520	2,515	2,477	2,484	–%
Fee and other income	1,978	1,890	2,110	2,027	2,060	5

Total revenue (Tax-equivalent)	4,507	4,410	4,625	4,504	4,544	2
Provision for loan losses	308	435	397	339	381	(29)
Other noninterest expense	2,750	2,686	2,622	2,609	2,691	2
Merger-related and restructuring expenses	145	107	143	(8)	88	36
Goodwill and other intangible amortization	147	152	161	168	251	(3)

Total noninterest expense	3,042	2,945	2,926	2,769	3,030	3

Income before income taxes (Tax-equivalent)	1,157	1,030	1,302	1,396	1,133	12
Income taxes (Tax-equivalent)	262	114	447	483	397	–

Net income	$895	916	855	913	736	(2)%

Diluted earnings per common share	$0.66	0.66	0.62	0.66	0.54	–%
Return on average common stockholders’ equity	11.07%	11.63	11.52	12.74	10.15	–
Return on average assets	1.08%	1.13	1.09	1.17	0.91	–%

KEY POINTS

•	Net interest income essentially unchanged as higher average earning assets offset the effect of a lower margin
•
Fee and other income rose 5%, driven by strong mortgage originations and improved market-related revenues; gains on sales of loans and securities substantially offset by higher net principal investing losses

•
Income tax expense includes the 4Q02 recognition of the remaining year-to-date tax benefit primarily related to a tax loss on our investment in The Money Store; tax benefit fully offset by risk reduction strategies as outlined below

Risk Reduction Strategies	2002
(In millions)	Pre-tax	Fourth Quarter After-tax	Pre-tax	Third Quarter After-tax

Income taxes lower (Tax benefits)	$(181)	(120)	(330)	(218)
Noninterest expense higher (Legal costs, 4Q02 severance and nonrecurring personnel costs)	72	48	131	85
Provision expense higher (Credit actions)	109	72	199	133

Net	$–	–	–	–

(See page 15 and Appendix, pages 20, 22 and 34 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

OTHER FINANCIAL MEASURES

Performance Highlights	2002				2001	4 Q 02 vs 3 Q 02
(In millions, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Earnings excluding merger-related and restructuring expenses
Net income	$987	983	944	908	799	–%
Return on average assets	1.19%	1.21	1.20	1.17	0.99	–
Return on average common stockholders’ equity	12.13	12.44	12.72	12.68	10.77	–
Overhead efficiency ratio	64.30%	64.33	60.19	61.66	64.74	–
Operating leverage	$36	(267)	113	125	902	–%

Earnings excluding merger-related and restructuring expenses, goodwill and other intangible amortization
Net income	$1,070	1,081	1,047	1,016	980	(1)%
Dividend payout ratio on common shares	33.33%	33.33	31.58	32.43	33.80	–
Return on average tangible assets	1.34	1.39	1.39	1.36	1.27	–
Return on average tangible common stockholders’ equity	21.52	22.84	24.66	25.30	23.56	–
Overhead efficiency ratio	61.04%	60.87	56.72	57.93	59.22	–
Operating leverage	$30	(275)	105	42	1,036	–%

Other financial data
Net interest margin	3.86%	3.95	3.97	3.91	3.85	–
Fee and other income as % of total revenue	43.89	42.86	45.63	45.00	45.33	–
Effective income tax rate	18.39	6.20	31.46	32.12	31.91	–
Tax rate (Tax-equivalent) (a)	22.50%	11.20	34.27	34.60	35.04	–

Asset quality
Allowance as % of loans, net	1.72%	1.81	1.86	1.84	1.83	–
Allowance as % of nonperforming assets	161	149	150	162	175	–
Net charge-offs as % of average loans, net	0.52	0.59	0.97	0.83	0.93	–
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.11%	1.23	1.24	1.21	1.13	–

Capital adequacy (b)
Tier 1 capital ratio	8.23%	8.11	7.83	7.49	7.04	–
Total capital ratio	12.04	12.02	11.89	11.56	11.08	–
Leverage ratio	6.73%	6.82	6.75	6.51	6.19	–

Other
Average diluted common shares	1,360	1,374	1,375	1,366	1,363	(1)%
Actual common shares	1,357	1,373	1,371	1,368	1,362	(1)
Dividends paid per common share	$0.26	0.26	0.24	0.24	0.24	–
Dividends paid per preferred share	0.04	0.04	0.06	0.06	0.06	–
Book value per common share	23.63	23.38	22.15	21.04	20.88	1
Common stock price	36.44	32.69	38.18	37.08	31.36	11
Market capitalization	$49,461	44,887	52,347	50,716	42,701	10
Common stock to book price	154%	140	172	176	150	–
FTE employees	80,778	80,987	82,686	82,809	84,046	–
Total financial centers/brokerage offices	3,280	3,342	3,347	3,362	3,434	(2)
ATMs	4,560	4,604	4,617	4,618	4,675	(1)%

(a) The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(b) The fourth quarter of 2002 is based on estimates.

KEY POINTS

•	Cash overhead efficiency ratio of 59% excluding expenses included in risk reduction strategies
•	Net interest margin declined by 9 bps due to the effects of continued low rate environment
•	Average diluted share count lower due primarily to settlement of forward purchase contracts
•	Financial centers/brokerage offices decreased by 62 largely due to 34 Florida branch consolidations and fewer independent brokerage offices

(See Appendix, pages 20-21 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

LOAN AND DEPOSIT GROWTH

Average Balance Sheet Data	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Assets

Trading assets	$14,683	14,945	15,503	13,954	12,245	(2)%
Securities	71,355	62,917	58,282	56,287	55,708	13
Commercial loans, net	94,854	96,552	98,303	99,489	102,230	(2)
Consumer loans, net	58,182	55,124	56,782	57,575	60,609	6

Total loans, net	153,036	151,676	155,085	157,064	162,839	1

Other earning assets(a)	21,894	25,135	24,809	27,434	26,785	(13)

Total earning assets	260,968	254,673	253,679	254,739	257,577	2
Cash	10,636	9,955	10,110	10,553	10,313	7
Other assets	58,356	56,883	50,925	50,030	51,331	3

Total assets	$329,960	321,511	314,714	315,322	319,221	3%

Liabilities and Stockholders’ Equity

Core interest-bearing deposits	130,482	128,680	126,332	124,686	123,481	1
Foreign and other time deposits	16,704	12,625	13,415	15,697	18,928	32

Total interest-bearing deposits	147,186	141,305	139,747	140,383	142,409	4
Short-term borrowings	44,723	44,388	44,958	45,925	46,354	1
Long-term debt	40,115	38,477	39,107	41,057	42,979	4

Total interest-bearing liabilities	232,024	224,170	223,812	227,365	231,742	4
Noninterest-bearing deposits	40,518	38,772	38,449	38,126	37,562	5
Other liabilities	25,472	27,466	22,877	20,928	21,377	(7)

Total liabilities	298,014	290,408	285,138	286,419	290,681	3
Stockholders’ equity	31,946	31,103	29,576	28,903	28,540	3

Total liabilities and stockholders’ equity	$329,960	321,511	314,714	315,322	319,221	3%

(a) Includes loans held for sale, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.

Memoranda
Low-cost core deposits	$124,238	119,194	115,077	111,327	106,713	4%
Other core deposits	46,762	48,258	49,704	51,485	54,330	(3)

Total core deposits	$171,000	167,452	164,781	162,812	161,043	2%

KEY POINTS

•	Securities increase reflects 3Q02 securitizations of loans and increased investments in shorter duration securities in 4Q02
–	Consistent with previous guidance, period-end securities up $3.7 billion
•	Commercial loans were down 2% or $1.7 billion largely due to reduced demand and credit facilities usage
•	Consumer loans were up 6% or $3.1 billion; excluding an average $2.2 billion impact of purchases, sales, securitizations and transfers, average consumer loans were up 1.5%
–	Consumer loan production robust at $18 billion during the quarter vs. $15 billion in 3Q02
•	Low-cost core deposits up 4% linked quarter and 16% from 4Q01 levels; total core deposits increased 2% from 3Q02 despite continued runoff of higher cost CDs

(See Appendix, pages 20-21 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

FEE AND OTHER INCOME

Fee and Other Income	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Service charges	$421	432	420	425	426	(3)%
Other banking fees	236	232	241	236	246	2
Commissions	473	458	481	464	448	3
Fiduciary and asset management fees	439	427	466	477	478	3
Advisory, underwriting and other investment banking fees	182	143	192	136	157	27
Trading account profits (losses)	(42)	(71)	33	104	66	41
Principal investing	(105)	(29)	(42)	(90)	(21)	–
Security gains (losses)	46	71	58	(6)	(16)	(35)
Other income	328	227	261	281	276	44

Total fee and other income	$1,978	1,890	2,110	2,027	2,060	5%

KEY POINTS

•
Fee and other income rose 5% on improvement in market-related revenue from a weak 3Q02. Securities gains and gains on loan sales in other income offset higher net principal investing losses related primarily to fund investments

•	Weak results in trading: 4Q02 due largely to losses associated with credit-related charges in trading accounts; 3Q02 losses due to unprecedented equity volatility and credit spread widening
•	Other income up on strong mortgage and home equity results as well as previously mentioned held for sale loan sale gains

(See Appendix, page 22 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

NONINTEREST EXPENSE

Noninterest Expense	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Salaries and employee benefits	$1,681	1,588	1,665	1,663	1,663	6%
Occupancy	202	195	194	195	210	4
Equipment	255	234	231	226	247	9
Advertising	16	20	25	19	21	(20)
Communications and supplies	143	136	132	134	142	5
Professional and consulting fees	126	111	96	88	113	14
Sundry expense	327	402	279	284	295	(19)

	2,750	2,686	2,622	2,609	2,691	2
Merger-related and restructuring expenses	145	107	143	(8)	88	36
Goodwill and other intangible amortization	147	152	161	168	251	(3)

Total noninterest expense	$3,042	2,945	2,926	2,769	3,030	3%

Key Points

•	Expenses excluding merger-related and restructuring expenses and intangibles amortization increased 2%
•	Salaries and employee benefits increased 6%, largely due to severance and nonrecurring costs totaling $42 million as well as higher revenue-based incentives
•	Equipment expenses higher due largely to PC enhancements and company-wide technology infrastructure investments
•	Professional and consulting fees higher due primarily to seasonally higher billings
•	Sundry expense down primarily due to lower legal costs vs. 3Q02

(See Appendix, page 22 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

CONSOLIDATED RESULTS – SEGMENT SUMMARY

Wachovia Corporation Performance Summary	Three Months Ended December 31, 2002

(In millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Merger-related and Restructuring Expenses	Consolidated

Income statement data

Net interest income (Tax-equivalent)	$1,766	45	103	597	18	–	2,529
Fee and other income	570	746	140	374	148	–	1,978
Intersegment revenue	42	(18)	2	(25)	(1)	–	–

Total revenue (Tax-equivalent)	2,378	773	245	946	165	–	4,507
Provision for loan losses	144	–	6	161	(3)	–	308
Noninterest expense	1,318	627	174	535	243	145	3,042
Income taxes (Tax-equivalent)	335	54	24	95	(193)	(53)	262

Segment earnings	$581	92	41	155	118	(92)	895

Performance and other data

Economic profit	$430	74	30	14	128	–	676
Risk adjusted return on capital (RAROC)	41.86%	57.29	45.02	11.83	31.95	–	28.11
Economic capital, average	$5,531	637	353	6,747	2,396	–	15,664
Cash overhead efficiency ratio	55.44%	81.24	71.10	56.67	57.24	–	61.04
Average loans, net	$106,081	131	9,028	38,673	(877)	–	153,036
Average core deposits	$144,252	1,487	10,339	13,491	1,431	–	171,000

KEY POINTS

•	General Bank contributed 59% of earnings excluding merger-related and restructuring expenses
•	All businesses produced results which again exceeded their cost of capital

Wachovia 4Q02 Quarterly Earnings Report

GENERAL BANK

This segment consists of the Retail & Small Business and Commercial operations.

General Bank Performance Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$1,766	1,731	1,713	1,644	1,639	2%
Fee and other income	570	519	508	498	578	10
Intersegment revenue	42	38	42	40	45	11

Total revenue (Tax-equivalent)	2,378	2,288	2,263	2,182	2,262	4
Provision for loan losses	144	114	98	115	130	26
Noninterest expense	1,318	1,256	1,231	1,206	1,239	5
Income taxes (Tax-equivalent)	335	335	342	313	325	–

Segment earnings	$581	583	592	548	568	–%

Performance and other data
Economic profit	$430	415	416	390	412	4%
Risk adjusted return on capital (RAROC)	41.86%	40.83	41.02	40.10	42.52	–
Economic capital, average	$5,531	5,520	5,556	5,441	5,346	–
Cash overhead efficiency ratio	55.44%	54.89	54.42	55.24	54.75	–
Average loans, net	$106,081	101,429	100,861	98,068	97,054	5
Average core deposits	$144,252	141,861	139,650	136,080	133,976	2%

General Bank Key Metrics	2002				2001	4 Q 02 vs 3 Q 02
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Customer overall satisfaction score (a)	6.49	6.47	6.38	6.37	6.35	–%
Online customers (Enrollments in thousands)	5,111	4,857	4,399	4,429	4,123	5
Financial centers	2,717	2,755	2,756	2,761	2,812	(1)
ATMs	4,560	4,604	4,617	4,618	4,675	(1)%

(a) Gallup survey measured on a 1-7 scale; 6.4 = “best in class”. 2001 score represents customers of the former First Union only.

KEY POINTS

•	Total revenue up 4% on continued strong core deposit growth and mortgage-related revenues
•	Provision expense up including $13 million of incremental provision associated with risk reduction strategies
•	Excluding nonrecurring personnel expenses, expenses up $49 million or 4%, largely due to higher performance-based incentives and investments in branch technology and infrastructure
•	Loan growth up 5% on continued strength in consumer real estate-secured products and small business lending
–	Consumer loan production up 10% over 4Q01
•	Low-cost core deposit momentum continued with growth of 4% linked-quarter and 21% over 4Q01; core deposits grew 2% over 3Q02

(See Appendix, pages 23-25 for further discussion of business unit results)

Wachovia 4Q02 Quarterly Earnings Report

CAPITAL MANAGEMENT

This segment includes Asset Management and Retail Brokerage Services.

Capital Management Performance Summary (In millions)	2002				2001	4 Q 02 vs 3 Q 02
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$45	47	45	44	46	(4)%
Fee and other income	746	725	783	778	782	3
Intersegment revenue	(18)	(18)	(19)	(17)	(19)	–

Total revenue (Tax-equivalent)	773	754	809	805	809	3
Provision for loan losses	–	–	–	–	–	–
Noninterest expense	627	623	669	676	669	1
Income taxes (Tax-equivalent)	54	48	51	47	52	13

Segment earnings	$92	83	89	82	88	11%

Performance and other data
Economic profit	$74	66	70	64	68	12%
Risk adjusted return on capital (RAROC)	57.29%	53.01	52.60	48.78	52.07	–
Economic capital, average	$637	624	675	682	673	2
Cash overhead efficiency ratio	81.24%	82.59	82.75	83.96	82.79	–
Average loans, net	$131	177	186	166	337	(26)
Average core deposits	$1,487	1,314	1,269	1,298	1,505	13%

Capital Management Key Metrics	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Separate account assets	$119,337	120,837	120,982	124,168	122,439	(1)%
Mutual fund assets	113,093	106,649	109,056	106,036	104,031	6

Total assets under management (a)	$232,430	227,486	230,038	230,204	226,470	2

Gross fluctuating mutual fund sales	$5,479	4,467	3,168	3,383	2,755	23

Registered representatives (Actual)	8,109	8,099	8,044	8,100	7,972	–
Broker client assets	$264,800	253,400	270,700	286,200	285,200	4
Margin loans	$2,489	2,550	3,090	3,206	3,244	(2)
Brokerage offices (Actual)	3,250	3,310	3,315	3,328	3,400	(2)%

(a) Includes $66 billion in assets managed for Wealth Management which are also reported in that segment.

KEY POINTS

•	Total revenues were up 3% on higher sales and improved asset valuations
•	Expenses up only 1% as cost control continues
•	Segment earnings profit margin of 11.9% highest in eight quarters driven by improved brokerage results
•	Strong annuity sales of $1.5 billion again this quarter
•	Mutual fund assets grew 6% driven by continued strong net sales of $5.4 billion
–	4Q02 net fluctuating fund sales of $2.1 billion and $3.3 billion in money market funds
–	72% of Evergreen taxable fluctuating funds were in top two one-year Lipper quartiles, up from 58% in 4Q01
–	Year-over-year mutual fund assets up $9.1 billion
–	11th largest mutual fund family as of November 2002 vs. 19th as of 4Q01

(See Appendix, pages 26-27 for further discussion of business unit results)

Wachovia 4Q02 Quarterly Earnings Report

WEALTH MANAGEMENT

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, high net worth life).

Wealth Management Performance Summary (In millions)	2002				2001	4 Q 02 vs 3 Q 02
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$103	101	99	96	93	2%
Fee and other income	140	126	142	140	136	11
Intersegment revenue	2	1	2	1	1	–

Total revenue (Tax-equivalent)	245	228	243	237	230	7
Provision for loan losses	6	3	7	1	4	–
Noninterest expense	174	163	166	168	160	7
Income taxes (Tax-equivalent)	24	23	25	25	24	4

Segment earnings	$41	39	45	43	42	5%

Performance and other data
Economic profit	$30	27	35	31	32	11%
Risk adjusted return on capital (RAROC)	45.02%	42.44	52.69	48.81	51.08	–
Economic capital, average	$353	345	338	330	318	2
Cash overhead efficiency ratio	71.10%	71.43	68.42	70.86	69.42	–
Average loans, net	$9,028	8,854	8,632	8,400	8,148	2
Average core deposits	$10,339	10,006	9,879	9,896	9,431	3%

Wealth Management Key Metrics(a) (Dollars in millions)	2002				2001	4 Q 02 vs 3 Q 02
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Assets under management (b)	$66,200	67,400	71,900	75,700	77,100	(2)%
Assets under care	$28,600	27,900	31,400	24,900	25,000	3

Client relationships (Actual)	80,200	80,050	79,100	78,100	78,050	–
Wealth Management advisors (Actual)	996	1,004	992	1,010	1,011	(1)%

(a)    Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.

(b) These assets are managed by and reported in Capital Management.

KEY POINTS

•	Total revenue increased 7% over 3Q02 and 4Q01; results driven by strong sales and increased asset valuations
•	Fee and other income increased 11% on strength in insurance commissions and higher trust fees
•	Expenses up on higher variable compensation costs and increased infrastructure investments
•	Average loans up 2% with average core deposits up 3%, driving a 2% increase in net interest income
•	AUM declined 2% as higher market valuations and improving sales momentum were offset by attrition of certain large institutional accounts

(See Appendix, page 28 for further discussion of business unit results)

Wachovia 4Q02 Quarterly Earnings Report

CORPORATE AND INVESTMENT BANK

This segment includes Corporate Banking, Investment Banking and Principal Investing.

Corporate and Investment Bank Performance Summary (In millions)	2002				2001	4 Q 02 vs 3 Q 02

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data

Net interest income (Tax-equivalent)	$597	608	586	588	687	(2)%
Fee and other income	374	348	495	498	419	7
Intersegment revenue	(25)	(20)	(24)	(18)	(19)	(25)

Total revenue (Tax-equivalent)	946	936	1,057	1,068	1,087	1
Provision for loan losses	161	317	293	222	254	(49)
Noninterest expense	535	508	521	521	550	5
Income taxes (Tax-equivalent)	95	44	91	121	106	–

Segment earnings	$155	67	152	204	177	–%

Performance and other data

Economic profit	$14	15	75	69	29	(7)%
Risk adjusted return on capital (RAROC)	11.83%	11.84	15.09	14.60	13.34	–
Economic capital, average	$6,747	7,131	7,342	7,774	8,288	(5)
Cash overhead efficiency ratio	56.67%	54.28	49.23	48.80	50.55	–
Average loans, net	$38,673	40,250	41,580	43,342	46,235	(4)
Average core deposits	$13,491	12,832	12,207	12,758	12,625	5%

KEY POINTS

•	Total revenue up 1% with stronger results in both Agency and Fixed Income businesses offset by higher net Principal Investing losses and lower Corporate Banking revenue

–
4Q02 results included $42 million in trading losses including $23 million tied to credit default swaps on portfolio loans as well as other credit-related losses vs. 3Q02 volatility related equity trading losses

•
Provision expense of $161 million includes $96 million relating to the transfer of previously discussed $577 million of higher risk and excess loan exposure to held for sale and the sale of loans directly out of the loan portfolio

•	Expenses rose 5% reflecting $10 million in severance expenses and higher incentives due to revenue increases

•	Average loans decreased 4% on continued reduced credit facility usage

•	Core deposits rose 5% due to increased focus on relationship returns and deposit gathering

•	Reduced economic capital by $1.5 billion from 4Q01

(See Appendix, pages 29-32 for further discussion of business unit results)

ASSET QUALITY

Asset Quality	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Nonperforming assets
Nonaccrual loans	$1,585	1,751	1,805	1,685	1,534	(9)%
Foreclosed properties	150	156	156	159	179	(4)

Total nonperforming assets	$1,735	1,907	1,961	1,844	1,713	(9)%

as % of loans, net and foreclosed properties	1.06%	1.21	1.23	1.14	1.04	–

Nonperforming loans in loans held for sale	$138	115	108	213	228	20%

Total nonperforming assets in loans and in loans held for sale	$1,873	2,022	2,069	2,057	1,941	(7)%

as % of loans, net, foreclosed properties and loans in other assets as held for sale	1.11%	1.23	1.24	1.21	1.13	–

Allowance for loan losses
Balance, beginning of period	$2,847	2,951	2,986	2,995	3,039	(4)%
Net charge-offs	(199)	(224)	(374)	(325)	(378)	(11)
Allowance relating to loans transferred or sold	(158)	(315)	(58)	(23)	(47)	(50)
Provision for loan losses related to loans transferred or sold	109	211	23	14	3	(48)
Provision for loan losses	199	224	374	325	378	(11)

Balance, end of period	$2,798	2,847	2,951	2,986	2,995	(2)%

as % of loans, net	1.72%	1.81	1.86	1.84	1.83	–
as % of nonaccrual and restructured loans (a)	177	163	163	177	195	–
as % of nonperforming assets (a)	161%	149	150	162	175	–

Net charge-offs	$199	224	374	325	378	(11)%
Commercial, as % of average commercial loans	0.53%	0.61	1.24	0.97	1.19	–
Consumer, as % of average consumer loans	0.52	0.56	0.48	0.59	0.48	–
Total, as % of average loans, net	0.52%	0.59	0.97	0.83	0.93	–

Past due loans, 90 days and over
Commercial, as a % of loans, net	1.42%	1.58	1.62	1.49	1.38	–
Consumer, as a % of loans, net	0.75%	0.77	0.69	0.70	0.62	–

(a) These ratios do not include nonperforming loans included in other assets as held for sale.

KEY POINTS

•	Total NPAs declined 7% and are expected to remain stable or decline moderately going forward
•	Net charge-offs decreased by 11%, to $199 million or 0.52% of average net loans and contained no significant industry concentrations
•
YTD net charge-offs include a total of $443 million to areas of higher concern including: $263 million related to telecom, $123 million related to Argentina, and $57 million to entities related to an energy services company; excluding these losses, net charge-offs would have been 44 bps of YTD average loans

•
Provision expense of $308 million exceeded net charge-offs by $109 million due to transfer of $577 million of exposure to loans held for sale, and the sale of $192 million of corporate, commercial and consumer loans directly out of the portfolio

•	Allowance totaled $2.8 billion and declined $49 million due to transfer associated with the sale of loans or transfer of loans to held for sale
—	Allowance to loans declined to 1.72% reflecting reduced risk in the corporate loan portfolio due to portfolio management actions and the increase of lower risk, real-estate secured consumer loans
—	Allowance to nonperforming assets improved to 161% from 149% in 3Q02

(See Appendix, pages 34-35 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

NONPERFORMING LOANS

Nonperforming Loans (a)	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Balance, beginning of period	$1,751	1,805	1,685	1,534	1,506	(3)%

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	1,577	1,600	1,499	1,381	1,316	(1)
New nonaccrual loans and advances	485	528	721	541	668	(8)
Charge-offs	(148)	(165)	(322)	(277)	(335)	(10)
Transfers (to) from loans held for sale	(105)	(134)	–	–	–	(22)
Transfers (to) from other real estate owned	(4)	(8)	–	–	(40)	(50)
Sales	(49)	(31)	(134)	(64)	(64)	58
Other, principally payments	(382)	(213)	(164)	(82)	(164)	79

Net commercial nonaccrual loan activity	(203)	(23)	101	118	65	–

Commercial nonaccrual loans, end of period	1,374	1,577	1,600	1,499	1,381	(13)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	174	205	186	153	190	(15)
New nonaccrual loans and advances	55	38	35	50	76	45
Transfers (to) from loans held for sale	–	(58)	–	–	(22)	–
Sales and securitizations	(18)	(11)	(16)	(17)	(91)	64

Net consumer nonaccrual loan activity	37	(31)	19	33	(37)	–

Consumer nonaccrual loans, end of period	211	174	205	186	153	21

Balance, end of period	$1,585	1,751	1,805	1,685	1,534	(9)%

(a)    Excludes nonperforming loans included in loans held for sale, which in the fourth, third, second and first quarters of 2002 and in the fourth quarter of 2001 were $138 million, $115 million, $108 million, $213 million and $228 million, respectively.

KEY POINTS

•	New commercial nonaccruals declined to $485 million, down 8%, and lowest rate of inflow in five quarters
•	Transferred a net $105 million of commercial nonperforming loans to held for sale
•	Sold $67 million of nonperforming loans out of the loan portfolio ($49 million commercial, $18 million consumer)
•	Other reductions of $382 million included payments of $269 million, or 17% of 4Q02 beginning commercial nonperforming loans
–	Highest rate of nonperforming loan repayment in five quarters
–	Reductions also include the restructure of a $113 million commercial nonaccrual loan which is no longer in the loan portfolio

(See Appendix, pages 34-35 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

LOANS HELD FOR SALE

Loans Held for Sale	2002				2001
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Balance, beginning of period	$6,257	8,398	7,131	7,763	6,837

Core business activity
Core business activity, beginning of period	4,562	8,225	6,782	6,991	5,613
Originations/purchases	8,692	7,200	5,611	5,940	7,471
Transfer of performing loans from loans held for sale, net	(52)	(3,639)	(71)	(38)	(2)
Lower of cost or market value adjustments	(13)	(36)	—	(3)	(11)
Performing loans sold or securitized	(7,419)	(6,823)	(3,683)	(5,830)	(5,655)
Nonperforming loans sold	—	—	—	(11)	(2)
Other, principally payments	(282)	(365)	(414)	(267)	(423)

Core business activity, end of period	5,488	4,562	8,225	6,782	6,991

Portfolio management activity
Portfolio management activity, beginning of period	1,695	173	349	772	1,224
Transfers to (from) loans held for sale, net
Performing loans	245	1,697	(11)	10	(30)
Nonperforming loans	105	201	—	—	24
Lower of cost or market value adjustments	(1)	19	(8)	(11)	(47)
Performing loans sold	(1,357)	(13)	(49)	(349)	(190)
Nonperforming loans sold	(12)	(30)	(10)	(11)	(104)
Allowance for loan losses related to loans transferred to loans held for sale	(122)	(309)	—	(4)	(10)
Other, principally payments	(29)	(43)	(98)	(58)	(95)

Portfolio management activity, end of period	524	1,695	173	349	772

Balance, end of period (a)	$6,012	6,257	8,398	7,131	7,763

(a)    Nonperforming loans included in loans held for sale at December 31, September 30, June 30, and March 31, 2002, and at December 31, 2001, were $138 million, $115 million, $108 million, $213 million and $228 million, respectively.

Key Points
•	Record core business loan originations of $8.7 billion
•
Portfolio management activity included transfer to held for sale of $577 million of large corporate exposure (including $286 million performing and $106 million nonperforming loans), marked to an average carrying value of 78% of par

•	Portfolio management performing loan sales of $1.4 billion includes the sale of $1.3 billion of home equity loans transferred to held for sale in 3Q02

4Q02 Credit Actions	Moved to Loans Held for Sale					Incremental Provision Expense	Ending Exposure Included in Loans Held for Sale (b)
(In millions)	Unfunded Commitments		Outstandings	NPA	Reserves		Unfunded Commitments	Outstandings	Par Value (c)

Emerging telecommunications (a)		$16	20	—%	$0.3	14	15	5	57%
Other telecommunications		27	33	—	1.7	7	27	24	85

Total telecommunications		43	53	—	2.0	21	42	29	75
Diversified manufacturing		80	85	—	7.0	4	80	71	92
Consumer products		23	48	77	9.5	3	22	34	79
Media		15	44	—	0.8	8	16	35	85
Other industries		20	94	21	14.5	26	20	58	68
Brazil		4	68	72	3.2	23	—	43	60

Total		$185	392	27%	$37	85	180	270	78%

Direct portfolio loan sales			$192	35%	12	24
Total credit action costs	$				49	109

(a) Includes CLECs (competitive local exchange carriers), affiliated wireless, broadband providers and data centers.
(b) Direct exposure net of loan loss reserves and incremental provision expense associated with the transfer to loans held for sale, as well as prior period net charge-offs totaling $4 million.
(c) Represents the estimated market value of the remaining exposure (unfunded commitments and outstandings) after write-down to the lower of cost or market.

•	$177 million of the $703 million of exposure moved in 3Q02 was paid down or sold during the quarter

(See Appendix, pages 34-35 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

MERGER INTEGRATION UPDATE

Merger Integration Metrics
(Dollars in millions)	2002				2001	Total	Total as a % of Goal	Goal		Run Rate (b)	Run Rate as a % of Goal
	4Q	3Q	2Q	1Q

Annual expense efficiencies (a)	$131	155	167	150	86	603	68%	$890		524	59%
One-time charges	$145	121	155	75	319	815	53	$1,525	(c)

Position reductions (d)	207	1,702	114	1,209	1,905	5,137	73	7,000
Branch consolidations	34	–	–	–	–	34	–%	250-300

										*Gallup survey
	2002				2001		2003-2004
	4Q	3Q	2Q	1Q	Avg.		Target Range			7=Extremely Satisfied
Customer overall satisfaction scores*	6.49	6.47	6.38	6.37	6.32		6.32 to 6.40			1=Extremely Dissatisfied
New/Lost ratio (e)	1.1	1.0	1.1				> 1.0

(a)
Expense efficiencies calculated from annualized combined 4Q00 base (excluding commissions, incentives, amortization and restructuring or merger expenses and incremental 2003 pension benefits expense) grown at a rate of 3%. The total column represents YTD 2002.

(b)	Most recent quarter annualized. During 2003 additional merger efficiencies will be realized and additional merger expenses incurred. Expected net merger expense efficiencies of $890 million in 2003.
(c)	Includes $75 million of unanticipated costs associated with hostile takeover attempt.
(d)
Represents change in FTE position from pro forma combined December 31, 2000, base of 85,885 and excludes divested businesses and the impact of 2000 strategic repositioning. 2001 total includes 452 of pre-close position reductions.

(e)
New core General Bank retail and small business households gained divided by core households lost. Core households exclude single-service credit card, mortgage and trust households and out of footprint households. 4Q02 represents three months ended October 2002.

KEY POINTS

•	Achieved $603 million of expense efficiencies during the year, exceeding goal of $490 million

4Q02 Achievements

•	Florida regional conversion successfully completed
–	Converted 388,000 accounts
–	Migrated to new teller system and improved response time by over 20%
–	Rebranded Florida, serving 1.6 million customers as the new Wachovia
–	Customer service scores remained stable and sales increased following conversion
•	Launched newly branded Wachovia.com website serving the entire customer base
•	62% of major system-related activities and integration events completed including
–	Florida teller system and branch PC enhancements completed
–	401K employee banking system
–	Commercial credit and risk product converted
•	2002 voluntary employee attrition remained low at 12.6% versus 2001 levels of 17%
•	Over 1.0 million of 1.5 million scheduled product and system training hours completed

1Q03 Activities

•	Georgia conversion
–	New teller system implementation in Georgia
•	Carolinas conversion testing
•	Branch technology upgrades in Carolinas and mid-Atlantic
•	Commence insurance conversion

(See Appendix, pages 36-37 for further detail)

Wachovia 4Q02 Quarterly Earnings Report

MERGER INTEGRATION: ON TRACK

Event/Conversion Name	Target Date	Completed on Time
Commercial Credit & Risk Products Network Conversion	Oct. 2002	’
Commercial Real Estate Construction Loans Migration	Oct. 2002	’
Commercial Loans Migration	Oct. 2002	’
Florida Customer Notification Letters Mailed	Oct. 2002	’
Florida Teller System Rollout Complete	Oct. 2002	’
Maximize Service Delivery Enhancements Release #2A	Oct. 2002	’
Technology upgrades deployed in North Penn/Del and Atlantic Region (NY, NJ, CT) Financial Centers	Oct. 2002	’
Investment Banking Loan Syndication Conversion	Oct. 2002	’
Capital Management Group Historical Statement Image Conversion	Nov. 2002	’
Capital Management Group — Compliance and Finance	Nov. 2002	’
Technology upgrades deployed in Georgia Financial Centers	Nov. 2002	’
Public Website Conversion to new Wachovia.com	Nov. 2002	’
Region #1-Florida Deposit and Financial Centers Conversion	Nov. 2002	’
Retail Image Statements Conversion	Nov. 2002	’
Maximize Service Delivery Enhancements Release #2B	Dec. 2002	’
Charitable Trust Conversion	Dec. 2002	’
Begin Year-end 2002 Processing/Moratorium	Dec. 2002	’

Wachovia 4Q02 Quarterly Earnings Report

SUMMARY OF 2002

•	2002 results in line with January 2002 outlook

•	Scheduled merger integration activities completed on time and on budget

—	Exceeded expense efficiency goal by 23%

•	Customer service scores continued to improve every quarter to an all time high

•	Net new money inflows of $28 billion

—	Core deposit inflows of $10 billion
—	Annuity inflows of $4 billion
—	Net mutual fund flows of $14 billion

•	Tier 1 capital grew 119 bps to 8.23%

—	Increased dividend 8%

—	Settled forward purchase contracts involving 11.5 million shares

—	Began open market stock buybacks

•	Regained Moody’s double A (Aa3) rating

•	Debt costs narrowed from 180 bps to 75 bps over 5-year Treasuries

•	Total return for 2002 was 19.5%

—	# 1 among the 50 largest U.S. Banks

—	# 1 performance of financial services firms globally (market cap > $20 billion)

Wachovia 4Q02 Quarterly Earnings Report

2003 Outlook
Versus 2002 unless otherwise noted
Economic Assumptions as of 12/31/03

GDP Growth	3.4%
Inflation (CPI)	1.8%
Fed Funds	2.25%
30 Year Mortgage Fixed Rate	6.25%
Dow Average	9,000

Net Interest Income	Expected to remain relatively consistent with 2002 levels

Net Interest Margin	Likely to decline very modestly from 4Q02 levels
From 4Q02	Expected positive offsets to rate environment may include:
— Exercise call on high-cost securitizations
— Continued run-off of high cost CD portfolio
— Moderate decline in investment portfolio

Fee Income	Anticipate mid-single digit % growth fueled by somewhat more favorable capital markets environment and expected reduction in principal investing and asset value impairments

Expenses	Expense growth expected to be in 2 – 4% range (excluding merger-related and restructuring expenses and intangibles amortization)
— Expect industry-wide higher expenses such as pension and benefit costs
— Expect to harvest remaining merger efficiencies and prioritize investments in higher growth businesses
— Incremental in-footprint branch expansion (20 – 30) in higher growth markets
— Hire additional small business and middle-market relationship officers
— Increase incremental brand and product advertising ($30 – $60 million)

Expected Loan Growth	Overall (excluding securitization activity)	low to –mid-single digit % range
From 4Q02	— Consumer (excluding securitization activity)	mid-single digit % range
	— Small business	high-single digit % range
	— Commercial	mid-single digit % range
	— Corporate and commercial real estate	flat to down

Charge-offs	50-60 bps of average loans

Provision Expense	Modestly higher than charge-offs on continued active portfolio management
Effective Tax Rate	Approximately 32% (tax-equivalent)

Tier 1 Capital Ratio	8.25 – 8.35% range

Dividend Payout Ratio	30 – 35% of earnings before merger-related and restructuring expenses, and intangibles amortization

Excess Capital	Settled 14.7 million shares at a cost of $485 million in early January 2003
— Intend to retire remaining forward purchase contract totaling 9.6 million shares at a cost of approximately $290 million in first half of 2003

Opportunistically repurchase shares in open-market; authorization for 98 million shares Financially attractive acquisitions

Wachovia 4Q02 Quarterly Earnings Report

Appendix

Table of Contents

Summary Operating Results	20
Net Interest Income	20-21
Fee and Other Income	22
Noninterest Expense	22
General Bank	23-25
Capital Management	26-27
Wealth Management	28
Corporate and Investment Bank	29-32
Parent	33
Asset Quality	34-35
Merger Integration Update	36-38

Wachovia 4Q02 Quarterly Earnings Report

SUMMARY OPERATING RESULTS

4Q02 results reflect a significantly lower tax provision than our normalized rate, resulting primarily from recognition of a tax benefit related to our investment in The Money Store (TMS). Additional tax benefits were realized in connection with the issuance in 4Q02 of $450 million in tax-deductible REIT preferred stock by a subsidiary. As previously reported, 3Q02 results also included recognition of the year-to-date benefit related to our investment in TMS. In June 2000, we recorded a $1.8 billion write-down for impairment of goodwill to reflect the lower fair value of our investment in TMS for financial reporting purposes but did not reflect any related tax benefit. TMS issued preferred stock to unrelated third parties in the third quarter of 2002, resulting in the recognition of a tax benefit related to a loss on our investment in TMS.

4Q02 included total tax benefits of $120 million ($181 million pre-tax equivalent) that were fully offset by actions related to the reduction of credit and legal risk taken in the quarter, compared to $218 million ($330 million pre-tax equivalent) in 3Q02.

Our income tax expense for the three months and the year ended December 31, 2002, was $203 million and $1.1 billion, respectively. On a tax-equivalent basis, our income tax expense for the three months and the year ended December 31, 2002, was $262 million and $1.3 billion, representing effective tax rates of 22.5% and 26.7% on reported earnings.

In 3Q02, we adopted the fair value method of accounting for stock options effective for grants made in 2002 and thereafter. Under this method, expense is measured as the fair value of the stock options as of the grant date and the expense is recognized evenly over the vesting period. Assuming we were to continue our stock option grants at comparable levels for the next three years and assuming all fair value and vesting assumptions and outstanding shares remain unchanged, the after-tax impact on net income available to common stockholders and diluted earnings per share would be approximately $87 million, and $0.06, respectively in 2003; $137 million and $0.10, respectively, in 2004; and $150 million and $0.11, respectively, in 2005. The impact in 2005 represents the ongoing annual impact given the assumptions stated above.

We have completed the review of the assumptions related to the accounting for our pension plan obligations, as we do annually. For 2003, we will use an expected rate of return of 8.5%, compared to 10.0% in 2002; and a discount rate of 6.75%, compared to 7.25% in 2002. We estimate that the changes in these rates, along with the impact of other change in actuarial assumptions and plan amendments, will increase pension expense in 2003 compared to 2002 by approximately $90-100 million, before consideration of any 2003 Company contributions to the plans. The assumptions will be described more fully in our annual report on form 10-K.

NET INTEREST INCOME

Interest Income Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Average earning assets	$260,968	254,673	253,679	254,739	257,577	2%
Average interest-bearing liabilities	232,024	224,170	223,812	227,365	231,742	4

Interest income (Tax-equivalent)	3,936	3,966	3,948	3,954	4,363	(1)
Interest expense	1,407	1,446	1,433	1,477	1,879	(3)

Net interest income (Tax-equivalent)	$2,529	2,520	2,515	2,477	2,484	–%

Rate earned	6.01%	6.20	6.23	6.26	6.74	–
Equivalent rate paid	2.15	2.25	2.26	2.35	2.89	–

Net interest margin	3.86%	3.95	3.97	3.91	3.85	–

Net interest income was essentially flat vs. 3Q02, as narrower margins were offset by reinvestment in shorter duration securities which increased earning assets. As previously disclosed, we adopted a plan to repurchase receivables from certain securitizations carrying high funding costs at the earliest possible date, pursuant to call provisions. This action benefited net interest income by $25 million and will have an ongoing benefit in future periods. Net interest margin of 3.86% decreased 9 bps vs. 3Q02. The

Wachovia 4Q02 Quarterly Earnings Report

decline was driven by refinancings and prepayments associated with a flattening of the yield curve which has narrowed spreads, as well as reinvestment in shorter duration assets.

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed rate debt, fixed rate consumer deposits, and floating rate loans, offsets effects on income from balance sheet positions. In 4Q02, net hedge-related derivative income contributed 42 bps to the net interest margin vs. 38 bps in 3Q02.

Average loans were up 1% vs. 3Q02. Average commercial loans were down 2% due to lower loan demand and credit facilities usage and transfers and sales of loans; excluding these, commercial loans were down 1%. Average consumer loans were up 6%, or $3.1 billion. Excluding the positive effect of an average $2.2 billion in purchases, sales, securitizations and transfers, consumer loans were up 1.5% or $818 million reflecting strong consumer direct and home equity production. Linked-quarter average comparisons were affected by the following: $8.0 billion in residential loan purchases during 4Q02 (positive $2.0 billion effect on averages) were more than offset by $2.4 billion in 3Q02 mortgage sales/securitizations and a 3Q02 $1.3 billion home equity loan transfer to held for sale (negative $2.9 billion effect). Additionally, $3.3 billion in student loans were transferred from held for sale to loans on September 30 (positive $3.3 billion effect). Miscellaneous similar actions further reduced the average by $200 million. (See Table on Page 5)

Average core deposits increased 2% vs. 3Q02, due to continued strong low-cost core deposit growth (up 4%) partially offset by CD runoff. Customer preferences for liquidity and seasonality also contributed to the increase. Average demand deposits, money market, interest checking and savings grew a combined $4.7 billion, while average consumer time deposits decreased by $1.2 billion. Foreign and other time deposits increased $4.1 billion vs. 3Q02, due to substitution of large CD and Eurodollar borrowing for bank notes. (See Table on Page 5)

The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Commercial loans, net	$98,905	101,931	102,780	104,883	106,308	(3)%
Consumer loans, net	64,192	55,611	56,020	57,411	57,493	15

Loans, net	163,097	157,542	158,800	162,294	163,801	4

Goodwill and other intangible assets
Goodwill	10,880	10,810	10,728	10,728	10,616	1
Deposit base	1,225	1,363	1,508	1,661	1,822	(10)
Customer relationships	239	222	229	237	244	8
Tradename	90	90	90	90	90	–
Total assets	341,839	333,880	324,679	319,853	330,452	2
Core deposits	175,743	173,697	166,779	165,759	169,310	1
Total deposits	191,518	187,785	180,663	180,033	187,453	2
Stockholders’ equity	$32,078	32,105	30,379	28,785	28,455	–%

Memorandum: Unrealized gains (losses) (Before taxes)
Securities, net	$2,706	2,589	1,322	299	691
Risk management derivative financial instruments, net	2,129	2,210	844	(170)	204

Total	$4,835	4,799	2,166	129	895

Wachovia 4Q02 Quarterly Earnings Report

FEE AND OTHER INCOME

(See Table on Page 6)

Fee and other income increased 5% vs. 3Q02. Market-related business trends were strong, with solid increases in commissions, asset management, and investment banking-related income. Net securities gains of $46 million and gains on sales of loans of $24 million substantially offset higher net principal investing losses of $105 million. Fees represented 44% of total revenue in 4Q02 vs. 43% in 3Q02.

Service charges decreased 3% from a strong 3Q02, due to a shift among commercial depositors toward compensating balances.

Other banking fees increased 2% due to strong debit card sales volume.

Commissions increased 3% from 3Q02, primarily due to continued strong annuity sales.

Fiduciary and asset management fees grew 3% from 3Q02, due to higher asset valuations and strong fund flows. Mutual fund assets of $113 billion were up 6% from 3Q02 on higher equity valuations and strong net fund flows.

Advisory, underwriting and other investment banking fees increased 27% from 3Q02 levels, due to stronger market activity in most fixed income and agency businesses.

Trading losses of $42 million declined $29 million due to lower market volatility and narrower credit spreads. Significantly improved results in fixed income were partially offset by $23 million in trading account losses on credit default swaps hedging loan exposure as well as other credit-related losses.

Principal investing recorded net losses of $105 million compared to net losses of $29 million in 3Q02. Losses were primarily related to fund investment valuation data received from general partners in 4Q02.

Net securities gains were $46 million in 4Q02, including $47 million in impairment losses, vs. $71 million in 3Q02, including $39 million in impairment losses.

Other income increased $101 million vs. 3Q02. 4Q02 mortgage sale and securitization income of $77 million vs. $43 million in 3Q02. Home equity sale and securitization income was $91 million in 4Q02 vs. $43 million in 3Q02. Net gains from market valuation adjustments on and sales of loans held for sale were $24 million in 4Q02 vs. net losses of $9 million in 3Q02. Revenue from other corporate investments was up $40 million due to appreciation and additional investments . Tax credit-related amortization expense increased to $54 million from $13 million in 3Q02.

NONINTEREST EXPENSE

(See Table on Page 7)

Noninterest expense increased 3% vs. 3Q02. Merger-related and restructuring expenses were $145 million vs. $107 million in 3Q02. (See page 37 for more information.) Intangibles amortization was $147 million in 4Q02 vs. $152 million in 3Q02. $138 million of amortization expense represents amortization of deposit base intangibles and $9 million represents amortization of other intangibles.

Other noninterest expense (excluding merger-related and restructuring expenses and intangibles amortization) increased 2%. Salaries and employee benefits expenses increased 6% vs. 3Q02, due to $42 million in non-recurring personnel and severance expense higher incentive expense on increased revenue production, and higher interest on deferred compensation. Equipment expense increased $21 million, due to increased depreciation and expenses related to investments in branch infrastructure technology. Professional and consulting fees were up $15 million, due primarily to higher seasonal billing in 4Q02. Sundry expense decreased $75 million, primarily due to lower legal costs in 4Q02 ($30 million) than 3Q02 ($131 million).

Wachovia 4Q02 Quarterly Earnings Report

GENERAL BANK

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 9)

RETAIL AND SMALL BUSINESS

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Educaid and other retail businesses.

Retail and Small Business	2002				2001	4 Q 02 vs 3 Q 02
Performance Summary (In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$1,403	1,372	1,358	1,309	1,307	2%
Fee and other income	510	459	448	427	513	11
Intersegment revenue	19	20	22	23	25	(5)

Total revenue (Tax-equivalent)	1,932	1,851	1,828	1,759	1,845	4
Provision for loan losses	98	87	74	76	92	13
Noninterest expense	1,158	1,094	1,081	1,054	1,082	6
Income taxes (Tax-equivalent)	248	245	246	229	245	1

Segment earnings	$428	425	427	400	426	1%

Performance and other data
Economic profit	$341	335	335	312	338	2%
Risk adjusted return on capital (RAROC)	49.11%	49.73	50.52	49.15	52.25	–
Economic capital, average	$3,548	3,435	3,395	3,323	3,332	3
Cash overhead efficiency ratio	59.97%	59.13	59.12	59.92	58.69	–
Average loans, net	$67,003	61,861	60,593	58,089	56,669	8
Average core deposits	$126,053	125,174	124,515	121,998	120,685	1%

Net interest income increased 2% over 3Q02. The improvement was driven by growth in prime equity lines, mortgages, and small business loans. Low-cost core deposits continued to show strong growth of 4%, especially in Money Market and Interest Checking, while CDs fell 4%, leading to a 1% increase in core deposits. Spreads were hurt by the declining yield curve putting pressure on deposit spreads.

Fee and other income rose 11%, primarily due to strong mortgage banking origination fees and stronger gains on deliveries due to widening spreads. 4Q02 mortgage results included $40 million in net gains on $5.5 billion in mortgage deliveries to agencies/private investors and $18 million in gains on flow servicing sales. 3Q02 mortgage results included $4 million in net gains on $3.2 billion in mortgage deliveries and $14 million in gains on flow servicing sales.

Provision expense rose 13%, or $11 million, due to provision relating to the sale of $46 million of largely business banking loans in connection with our risk reduction strategies. Excluding these actions, provision expense would have remained stable.

Noninterest expense rose 6%, primarily due to higher revenue-based incentives and interest on employee deferred compensation balances, non-recurring personnel expenses, as well as increased technology and infrastructure expenses related to the Financial Centers.

Wachovia 4Q02 Quarterly Earnings Report

RETAIL LOAN PRODUCTION

Retail and Small Business	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Loan volume
Consumer direct	$2,447	1,861	1,887	1,977	1,842	31%
Prime equity lines	4,796	4,539	4,534	4,478	3,837	6
Wachovia Home Equity	1,163	916	746	2,007	1,416	27
Wachovia Mortgage Corporation	6,888	5,138	4,308	5,275	6,658	34
Other	2,399	2,540	2,226	1,995	2,278	(6)

Total loan volume	$17,693	14,994	13,701	15,732	16,031	18%

Average loans
Consumer direct	$21,342	16,908	17,103	16,456	15,444	26%
Prime equity lines	18,169	16,851	15,485	14,135	13,171	8
Wachovia Home Equity	10,374	11,430	11,746	11,280	11,910	(9)
Wachovia Mortgage Corporation	453	406	384	383	385	12
Other	16,665	16,266	15,875	15,835	15,759	2

Total average loans	$67,003	61,861	60,593	58,089	56,669	8%

Loan volume increased 18% due to mortgage loan growth. Big Three loan production (consumer direct, prime equity lines and small business) was up 17% from 3Q02.

Average retail loan outstandings increased 8%, primarily in Consumer Direct, reflecting a 3Q02-end transfer from held for sale to the portfolio of an average $3.3 billion of student loans and transfer to held for sale of an average $1.3 billion of residential mortgages as well as the 4Q02 purchase of an average $600 million in mortgages. Excluding these items, average retail outstandings increased 4%.

FIRSTUNION.COM/WACHOVIA.COM

firstunion.com/wachovia.com	2002				2001	4 Q 02 vs 3 Q 02
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Online customers (Enrollments)
Retail	4,841	4,607	4,171	4,235	3,953	5%
Wholesale	270	250	228	194	170	8

Total customers online (Enrollments)	5,111	4,857	4,399	4,429	4,123	5
Retail enrollments per quarter	297	264	305	341	344	13

Dollar value of transactions (In billions)	$13.2	11.5	11.6	10.4	10.9	15%

WACHOVIA CONTACT CENTER

Wachovia Contact Center Metrics	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Customer calls to Person	8.8	8.9	8.6	8.9	7.5	(1)%
Voice response unit	33.5	34.8	34.8	36.7	23.2	(4)

Total calls	42.3	43.7	43.4	45.6	30.7	(3)

% of calls handled in 30 seconds or less (Target 70%)	76%	79	83	75	79	(3)%

Wachovia 4Q02 Quarterly Earnings Report

COMMERCIAL

This sub-segment includes middle-market Commercial, Commercial Real Estate and Government Banking.

Commercial Performance Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$363	359	355	335	332	1%
Fee and other income	60	60	60	71	65	–
Intersegment revenue	23	18	20	17	20	28

Total revenue (Tax-equivalent)	446	437	435	423	417	2
Provision for loan losses	46	27	24	39	38	70
Noninterest expense	160	162	150	152	157	(1)
Income taxes (Tax-equivalent)	87	90	96	84	80	(3)

Segment earnings	$153	158	165	148	142	(3)%

Performance and other data
Economic profit	$89	80	81	78	74	11%
Risk adjusted return on capital (RAROC)	28.89%	26.17	26.10	25.91	26.43	–
Economic capital, average	$1,983	2,085	2,161	2,118	2,014	(5)
Cash overhead efficiency ratio	35.86%	36.91	34.64	35.82	37.43	–
Average loans, net	$39,078	39,568	40,268	39,979	40,385	(1)
Average core deposits	$18,199	16,687	15,135	14,082	13,291	9%

Net interest income grew 1% due to 9% growth in core deposits, driven by a consistent focus on relationship banking. Average loans fell 1%, the result of continued weak loan demand among commercial borrowers.

Fee and other income remained stable at $60 million. 4Q02 results included $8 million in gains on commercial loan sales, compared to $4 million in 3Q02.

Provision expense increased $19 million largely due to higher charge-offs and an incremental $2 million in provision related to the sale of $16 million of loans in connection with our risk reduction strategies.

Noninterest expense decreased 1% on lower personnel expenses.

Wachovia 4Q02 Quarterly Earnings Report

CAPITAL MANAGEMENT

This segment includes Asset Management and Retail Brokerage Services.

(See Table on Page 10)

Asset Management

This sub-segment consists of the mutual fund business, customized investment advisory services and corporate and institutional trust services.

Asset Management	2002				2001	4 Q 02 vs 3 Q 02
Performance Summary (In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$7	5	1	(1)	(1)	40%
Fee and other income	229	221	230	237	238	4
Intersegment revenue	–	(2)	(1)	–	–	–

Total revenue (Tax-equivalent)	236	224	230	236	237	5
Provision for loan losses	–	–	–	–	–	–
Noninterest expense	176	166	166	166	163	6
Income taxes (Tax-equivalent)	22	21	23	26	26	5

Segment earnings	$38	37	41	44	48	3%

Performance and other data

Economic profit	$34	33	38	40	43	3%
Risk adjusted return on capital (RAROC)	113.41%	111.91	124.50	130.88	137.62	–
Economic capital, average	$133	130	132	137	136	2
Cash overhead efficiency ratio	74.68%	74.14	72.06	70.56	68.65	–
Average loans, net	$129	175	184	164	335	(26)
Average core deposits	$1,277	1,116	1,162	1,199	1,430	14%

Fee and other income increased 4%, as fiduciary and asset management fees benefited from higher average mutual fund assets.

Expenses increased 6% over 3Q02 levels driven by higher sales costs associated with record gross fluctuating fund sales of $5.5 billion, a 23% sales increase from 3Q02.

The results above include the acquisition of J.L. Kaplan Associates, LLC, a privately held investment management firm with $3 billion in assets under management, which closed in 4Q02.

Mutual Funds	2002								2001
	Fourth Quarter		Third Quarter		Second Quarter		First Quarter		Fourth Quarter		4 Q 02 vs 3 Q 02
(In billions)	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix

Assets under management
Money market	$72	64%	$68	64%	$69	64%	$64	60%	$64	62%	6%
Equity	18	16	17	16	21	19	24	23	24	23	6
Fixed income	23	20	22	20	19	17	18	17	16	15	5

Total mutual fund assets	$113	100%	$107	100%	$109	100%	$106	100%	$104	100%	6%

Record net fluctuating fund sales of $2.1 billion, driven by continued strong fixed income fund sales, contributed to total net mutual fund sales of $5.4 billion during the quarter.

Wachovia 4Q02 Quarterly Earnings Report

RETAIL BROKERAGE SERVICES

This sub-segment includes Retail Brokerage and Insurance Services.

Retail Brokerage Services Performance Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$37	41	43	44	46	(10)%
Fee and other income	524	515	564	552	552	2
Intersegment revenue	(18)	(17)	(20)	(17)	(17)	(6)

Total revenue (Tax-equivalent)	543	539	587	579	581	1
Provision for loan losses	–	–	–	–	–	–
Noninterest expense	462	470	514	523	518	(2)
Income taxes (Tax-equivalent)	29	26	27	20	26	12

Segment earnings	$52	43	46	36	37	21%

Performance and other data
Economic profit	$37	30	30	22	23	23%
Risk adjusted return on capital (RAROC)	40.45%	34.91	33.75	26.28	28.52	–
Economic capital, average	$507	498	546	549	541	2
Cash overhead efficiency ratio	85.00%	87.20	87.65	90.32	89.44	–
Average loans, net	$2	2	2	2	2	–
Average core deposits	$210	198	107	99	75	6%

Net interest income was down 10% primarily related to an 8% decline in average margin loan receivables.

Fee and other income increased 2%. Fees generated from continued strong annuity sales of $1.5 billion more than offset lower market-based fees.

Expenses dropped 2% driven by a continued focus on expense control.

Retail Brokerage Metrics	2002				2001	4 Q 02 vs 3 Q 02
(Dollars in millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Broker client assets	$264,800	253,400	270,700	286,200	285,200	4%
Margin loans	$2,489	2,550	3,090	3,206	3,244	(2)

Licensed sales force
Full-service financial advisors	4,777	4,821	4,862	4,974	5,134	(1)
Financial center series 6	3,332	3,278	3,182	3,126	2,838	2

Total sales force	8,109	8,099	8,044	8,100	7,972	–%

Broker client assets increased primarily due to higher valuations in equities markets, while the number of brokerage accounts held steady at 3Q02 levels of 3.4 million.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 4Q02, brokerage revenue and expense eliminations were $7 million and $11 million, respectively, and had no material effect on this segment’s earnings.

Wachovia 4Q02 Quarterly Earnings Report

WEALTH MANAGEMENT

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management Performance Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$103	101	99	96	93	2%
Fee and other income	140	126	142	140	136	11
Intersegment revenue	2	1	2	1	1	–

Total revenue (Tax-equivalent)	245	228	243	237	230	7
Provision for loan losses	6	3	7	1	4	–
Noninterest expense	174	163	166	168	160	7
Income taxes (Tax-equivalent)	24	23	25	25	24	4

Segment earnings	$41	39	45	43	42	5%

Performance and other data
Economic profit	$30	27	35	31	32	11%
Risk adjusted return on capital (RAROC)	45.02%	42.44	52.69	48.81	51.08	–
Economic capital, average	$353	345	338	330	318	2
Cash overhead efficiency ratio	71.10%	71.43	68.42	70.86	69.42	–
Average loans, net	$9,028	8,854	8,632	8,400	8,148	2
Average core deposits	$10,339	10,006	9,879	9,896	9,431	3%

Net interest income increased 2% versus 3Q02. This increase was related to a 2% rise in both consumer and commercial loans and a 3% increase in core deposits, driven by growth in CAP and checking account balances.

Fee and other income increased 11% from 3Q02. This increase was driven by growth in insurance commissions and higher personal trust fees, the result of higher average equity valuations during the quarter.

Noninterest expense increased 7% versus 3Q02 driven by higher variable compensation costs and higher overhead expenses related to increased infrastructure investment.
Wealth Management Key Metrics(a)	2002				2001	4 Q 02 vs 3 Q 02
(Dollars in millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Assets under management (b)	$66,200	67,400	71,900	75,700	77,100	(2)%
Assets under care	$28,600	27,900	31,400	24,900	25,000	3

Client relationships (Actual)	80,200	80,050	79,100	78,100	78,050	–
Wealth Management advisors (Actual)	996	1,004	992	1,010	1,011	(1)%

(a)
Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.

(b)	These assets are managed by and reported in Capital Management.

Wachovia 4Q02 Quarterly Earnings Report

CORPORATE AND INVESTMENT BANK

This segment includes Corporate Banking, Investment Banking and Principal Investing.

(See Table on Page 12)

Corporate and Investment Bank Total Revenue	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Corporate banking	$659	730	697	709	699	(10)%

Investment banking
Agency	103	48	100	87	120	–
Fixed income	278	192	314	366	279	45
Affordable housing (AH)	39	16	11	14	26	–

Total investment banking	420	256	425	467	425	64

Principal investing	(108)	(30)	(41)	(90)	(18)	–

Intersegment revenue	(25)	(20)	(24)	(18)	(19)	(25)

Total revenue	$946	936	1,057	1,068	1,087	1%

Memoranda
Trading account profits (losses) (Included above)	$(42)	(64)	34	121	43	34%

Total revenue increased 1% vs. 3Q02, with stronger results in Fixed Income, Agency, and seasonally strong Affordable Housing revenue offset by higher net Principal Investing losses and lower Corporate Banking revenue.

Investment Banking revenue increased 64%, due largely to higher deal flow in modestly improved market conditions and significantly lower trading losses. Agency business revenue more than doubled, primarily on stronger origination and sales and trading results in equity capital markets, stronger results in high yield, investment grade debt, and M&A. Additionally, results in loan syndications were stronger and benefited from lower market value write-downs. Fixed income revenue increased 45% due to improved results in equity-linked products and modestly improved results in fixed income sales and trading. Affordable housing tax-effected revenue increased due to normal seasonality.

Corporate Banking and Principal Investing revenue results are fully described on pages 30 and 32.

Total trading revenue in trading-related businesses increased to $120 million from $102 million in 3Q02, driven by higher fees and lower trading account losses, partially offset by lower net interest income.

Wachovia 4Q02 Quarterly Earnings Report

CORPORATE BANKING

This sub-segment includes Large Corporate Lending, Treasury Management, Commercial Leasing and Rail, and International.

Corporate Banking	2002				2001	4 Q 02 vs 3 Q 02
Performance Summary (In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$414	428	417	438	491	(3)%
Fee and other income	245	302	280	271	208	(19)
Intersegment revenue	(15)	(13)	(16)	(13)	(14)	(15)

Total revenue (Tax-equivalent)	644	717	681	696	685	(10)
Provision for loan losses	162	318	293	222	248	(49)
Noninterest expense	288	270	266	267	295	7
Income taxes (Tax-equivalent)	74	50	47	79	55	48

Segment earnings	$120	79	75	128	87	52%

Performance and other data
Economic profit	$36	82	59	58	12	(56)%
Risk adjusted return on capital (RAROC)	14.15%	17.62	15.75	15.36	12.82	–
Economic capital, average	$4,570	4,890	5,024	5,366	5,734	(7)
Cash overhead efficiency ratio	44.61%	37.68	39.07	38.36	43.06	–
Average loans, net	$35,481	37,118	38,205	39,689	42,307	(4)
Average core deposits	$10,229	10,101	9,619	9,875	9,784	1%

Net interest income declined 3% due to lower loan outstandings. Average loan outstandings declined $1.6 billion or 4% due to continued reduction in credit facility usage and cancellations/reduction of loan facilities by large borrowers and the 3Q02 quarter-end transfer of $467 million in loans to loans held for sale. Average core deposits increased 1%.

Fee and other income declined 19%, largely driven by a swing in revenue from credit default swaps. Trading losses of $23 million on credit risk hedges compared to profits of $15 million in 3Q02. Excluding these credit risk hedges, fee and other income was down 5% due primarily to lower gains on loans held for sale and lower leasing income.

Provision expense was $162 million in 4Q02 vs. $318 million in 3Q02. 4Q02 included $96 million of incremental provision relating to $577 million of exposure transferred to held for sale and $88 million of direct loan sales, compared to 3Q02 transfers of $703 million (primarily telecom) resulting in $199 million in incremental provision. The 4Q02 exposure transferred was written down to a carrying value of 78% of par. Provision expense was $65 million excluding the transfers.

Expenses increased 7% reflecting severance expense and higher corporate overhead allocations.

Corporate Banking Fees	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Lending/Treasury services	$129	180	167	162	93	(28)%
Leasing	39	45	39	41	44	(13)
International/Treasury services	77	77	74	68	71	–

Corporate banking fees	$245	302	280	271	208	(19)%

Wachovia 4Q02 Quarterly Earnings Report

INVESTMENT BANKING

This sub-segment includes Equity Capital Markets, Loan Syndications, High Yield Debt, M&A, Fixed Income Sales and Trading, Municipal Group, Foreign Exchange, Derivatives, Equity Derivatives, Structured Products, Real Estate Capital Markets and Asset Securitization.

Investment Banking Performance Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$186	181	168	150	193	3%
Fee and other income	234	75	257	317	232	–
Intersegment revenue	(10)	(7)	(8)	(5)	(5)	(43)

Total revenue (Tax-equivalent)	410	249	417	462	420	65
Provision for loan losses	(1)	(1)	–	–	6	–
Noninterest expense	240	233	249	248	248	3
Income taxes (Tax-equivalent)	63	6	62	77	60	–

Segment earnings	$108	11	106	137	106	–%

Performance and other data
Economic profit	$72	(17)	73	101	67	–%
Risk adjusted return on capital (RAROC)	33.20%	5.84	33.12	41.78	30.51	–
Economic capital, average	$1,288	1,280	1,311	1,335	1,417	1
Cash overhead efficiency ratio	58.97%	92.92	59.76	53.69	58.99	–
Average loans, net	$3,187	3,132	3,375	3,653	3,887	2
Average core deposits	$3,262	2,731	2,588	2,883	2,841	19%

Net interest income increased 3% on 19% average core deposit growth, primarily in commercial mortgage servicing. Loans were up 2%.

Fee and other income increased to $234 million, up $159 million. Agency businesses saw improved deal flow and better results in equity capital markets, loan syndications, M&A and high yield. Fixed income fee and other income increased $79 million, largely driven by strong results in equity-linked products in 4Q02 from a 3Q02 characterized by high market volatility. Affordable housing tax-equivalent fees increased due to typical fourth quarter seasonality.

Fees increased $87 million, or 42%, excluding the effects of lower trading losses ($19 million vs. $79 million in 3Q02), lower market valuation adjustments on loans held for sale ($8 million loss in 4Q02 vs. $37 million loss in 3Q02), and higher securities losses in high yield and asset securitization ($34 million vs. $17 million in 3Q02).

Expenses increased 3% due primarily to higher revenue-based incentives.

Investment Banking Fees	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Agency	$88	34	85	74	101	–%
Fixed income	102	23	159	226	102	–
Affordable housing (AH)	44	18	13	17	29	–

Investment banking fees	$234	75	257	317	232	–%

Wachovia 4Q02 Quarterly Earnings Report

PRINCIPAL INVESTING

This sub-segment includes the public equity, private equity, and mezzanine portfolios, and fund investment activities.

Principal Investing Performance Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data

Net interest income (Tax-equivalent)	$(3)	(1)	1	–	3	–%
Fee and other income	(105)	(29)	(42)	(90)	(21)	–
Intersegment revenue	–	–	–	–	–	–

Total revenue (Tax-equivalent)	(108)	(30)	(41)	(90)	(18)	–
Provision for loan losses	–	–	–	–	–	–
Noninterest expense	7	5	6	6	7	(40)
Income taxes (Tax-equivalent)	(42)	(12)	(18)	(35)	(9)	–

Segment loss	$(73)	(23)	(29)	(61)	(16)	–%

Performance and other data

Economic profit	$(94)	(50)	(57)	(90)	(50)	(88)%
Risk adjusted return on capital (RAROC)	(31.03)%	(9.57)	(11.69)	(23.02)	(5.43)	–
Economic capital, average	$889	961	1,007	1,073	1,137	(7)
Cash overhead efficiency ratio	n/m %	n/m	n/m	n/m	n/m	–
Average loans, net	$5	–	–	–	41	–
Average core deposits	$–	–	–	–	–	–%

Principal investing net losses were $105 million in 4Q02 compared to $29 million in 3Q02. The increased losses were driven by fund investment valuation data received from general partners in 4Q02 and a write-down on a large direct investment.

The carrying value of the principal investing portfolio at the end of 4Q02 was $2.1 billion vs. $2.2 billion at 3Q02. The portfolio at the end of 4Q02 was invested as follows: 60% direct investments (35% direct equity, 25% mezzanine) and 40% fund investments.

Wachovia 4Q02 Quarterly Earnings Report

PARENT

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, businesses being wound down or divested, and goodwill and intangibles amortization.

Parent Performance Summary	2002				2001	4 Q 02 vs 3 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data

Net interest income (Tax-equivalent)	$18	33	72	105	19	(45)%
Fee and other income	148	172	182	113	145	(14)
Intersegment revenue	(1)	(1)	(1)	(6)	(8)	–

Total revenue (Tax-equivalent)	165	204	253	212	156	(19)
Provision for loan losses	(3)	1	(1)	1	(7)	–
Noninterest expense	243	288	196	206	324	(16)
Income taxes (Tax-equivalent)	(193)	(296)	(8)	(26)	(85)	(35)

Segment earnings (loss)	$118	211	66	31	(76)	(44)%

Performance and other data

Economic profit	$128	235	94	62	14	(46)%
Risk adjusted return on capital (RAROC)	31.95%	49.78	25.98	20.68	14.53	–
Economic capital, average	$2,396	2,405	2,519	2,598	2,472	–
Cash overhead efficiency ratio	57.24%	66.19	13.73	18.15	46.84	–
Average loans, net	$(877)	966	3,826	7,088	11,065	–
Average core deposits	$1,431	1,439	1,776	2,780	3,506	(1)%

Net interest income decreased $15 million vs. 3Q02. The decrease was largely due to narrowing margins and lower loans. Average loans declined $1.8 billion, relating to consumer loan sales and mortgage prepayments. Average core deposits were down 1%.

Fee and other income declined $24 million vs. 3Q02. Securities gains of $85 million compared with $89 million in 3Q02. Mortgage and home equity securitization income of $110 million compared to $68 million in 3Q02. Trading losses of $1 million compared to a $7 million loss in 3Q02. Affordable housing write-downs in Investment Banking are recorded in fee and other income net of the related tax benefit. This treatment is eliminated in the parent for consolidated reporting purposes. Due to normal seasonality, this elimination reduced parent fee and other income by $105 million in 4Q02 compared to $33 million in 3Q02.

Expenses decreased $45 million vs. 3Q02, primarily the result of lower legal expenses in 4Q02 than 3Q02. Intangibles amortization expense declined $6 million.

Wachovia 4Q02 Quarterly Earnings Report

ASSET QUALITY

(See Table on Page 13)

Net loan losses in the loan portfolio decreased 11% to $199 million, lowering the net charge-off ratio to 0.52% of average net loans from 0.59% in 3Q02. Gross charge-offs were $240 million offset by $41 million in recoveries.

Provision for loan losses exceeded net charge-offs by $109 million for the quarter which represents the incremental provision related to the sale of $192 million of commercial and consumer loans and transfer to loans held for sale of $577 million of exposure including $392 million of outstandings to higher risk large corporate borrowers.

Allowance for loan losses of $2.8 billion, or 1.72% of net loans, declined by net $49 million from 3Q02. The decline was related to $158 million in allowance associated with loans that were transferred to held for sale or sold.

The allowance to nonperforming loans ratio improved 14 bps to 177%, and the allowance to nonperforming assets ratio (excluding NPAs in loans held for sale) increased 12 bps to 161% from the prior quarter’s 149%.

NONPERFORMING LOANS

(See Table on Page 14)

Nonperforming loans in the loan portfolio decreased 9% or by $166 million on a linked quarter basis to $1.6 billion. The decline includes the effect of the restructuring of a $113 million loan that was converted to an equity position. Total nonperforming assets decreased 7% to $1.9 billion.

New inflows to the commercial nonaccrual portfolio decreased to $485 million compared to the prior quarter’s $528 million. Payments reduced nonperforming commercial loan balances by $269 million, or 17% of 4Q02 beginning nonperforming commercial loan balances. In the quarter, $49 million in nonperforming commercial loans and $18 million of nonperforming consumer loans were sold.

LOANS HELD FOR SALE

(See Table on Page 15)

In 4Q02, a net $8.3 billion of loans were originated for sale representing core business activity. We sold or securitized a total of $7.4 billion of loans out of the loans held for sale portfolio: $657 million of commercial loans and $6.8 billion of consumer loans in connection with core business activity. All loan sales were performing.

In connection with our 4Q02 risk reduction strategy we moved $392 million of higher risk and overhold loans and $185 million of unfunded commitments and marked them to a lower of cost or market value of 78% of par. During the quarter we also sold $1.4 billion of loans that consisted largely of consumer home equity loans transferred to held for sale in 3Q02. Included in this amount were $12 million of nonperforming commercial loans.

Wachovia 4Q02 Quarterly Earnings Report

The following table provides additional information related to direct loan sale and securitization activity and the types of loans transferred to loans held for sale.

Fourth Quarter 2002 Loans Securitized or Sold or Transferred to Held for Sale Out of Loan Portfolio	Balance			Direct Allowance Reduction	Provision to Adjust Value	Inflow as Loans Held For Sale
(In millions)	Non- performing	Performing	Total			Non- performing	Performing	Total

Commercial loans	$49	101	150	9	22	–	–	–
Consumer loans	18	24	42	3	2	–	–	–

Loans securitized/sold out of loan portfolio	67	125	192	12	24	–	–	–

Commercial loans	106	286	392	37	85	34	236	270
Consumer loans	–	–	–	–	–	–	–	–

Loans transferred to held for sale	106	286	392	37	85	34	236	270

Total	$173	411	584	49	109	34	236	270

We sold or transferred to held for sale a total of $584 million of loans out of the loan portfolio. These loans included $42 million of consumer loans and $542 million of commercial loans. $411 million of these non-flow loan sales/transfers were performing and $173 million were nonperforming.

Wachovia 4Q02 Quarterly Earnings Report

MERGER INTEGRATION UPDATE

ESTIMATED MERGER EXPENSES

In connection with the merger, we will record certain merger-related and restructuring expenses. These expenses will be reflected in our income statement. In addition, we recorded purchase accounting adjustments to reflect former Wachovia’s assets and liabilities at their respective fair values as of September 1, 2001, and to reflect certain exit costs related to the former Wachovia. The purchase accounting adjustments as of September 30, 2002, were final.

Beginning in 4Q02, all former Wachovia exit costs are recorded as merger-related and restructuring expenses in our income statement.

For the 12-month period following the consummation of the merger, these expenses were recorded as purchase accounting adjustments, and accordingly had the effect of increasing goodwill.

At the time of the merger announcement, management indicated that we would incur an estimated $1.45 billion of merger costs. This amount included the merger-related and restructuring expenses reflected in the income statement as well as the purchase accounting adjustments for certain exit costs.

The following table indicates our progress compared with the estimated merger expenses after adjusting for $75 million in additional expenses incurred by both former Wachovia and First Union in conjunction with a hostile takeover bid.

Merger Expenses (In millions)	Net Merger- Related/ Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total

Total estimated expenses	$1,274	251	1,525

Actual expenses
2001	$178	141	319
First quarter 2002	(9)	84	75
Second quarter 2002	143	12	155
Third quarter 2002	107	14	121
Fourth quarter 2002	145	—	145

Total actual expenses	$564	251	815

(a)    These adjustments represent incremental costs related to combining the two companies and are specifically attributable to the former Wachovia. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant former Wachovia facilities. These adjustments are reflected in goodwill and are not charges against income.

During the quarter, we recorded net merger expenses totaling $145 million. Total actual expenses are the sum of net merger-related and restructuring expenses as reported in the following Merger-Related and Restructuring Expenses table and Total exit cost purchase accounting adjustments (one-time costs) as detailed in the Goodwill and Other Intangibles Created by the First Union/Wachovia Merger table on the following page.

Wachovia 4Q02 Quarterly Earnings Report

MERGER-RELATED AND RESTRUCTURING EXPENSES

Merger-Related and Restructuring Expenses (Income Statement Impact)	2002				2001
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Merger-related and restructuring expenses
Personnel and employee termination benefits	$31	14	7	37	47
Occupancy and equipment	33	14	62	41	–
Gain on regulatory-mandated branch sales	–	–	–	(121)	–
Contract cancellations and system conversions	46	49	51	18	–
Advertising	20	18	7	–	–
Other	15	12	16	16	49

Total First Union/Wachovia merger-related and restructuring expenses	145	107	143	(9)	96

Reversal of previous restructuring expenses	–	–	–	–	(10)

Merger-related expenses from other mergers	–	–	–	1	2

Net merger-related and restructuring expenses	145	107	143	(8)	88

Income taxes (benefits)	(53)	(40)	(54)	3	(25)

After-tax net merger-related and restructuring expenses	$92	67	89	(5)	63

In the quarter, we recorded $145 million in net merger-related and restructuring expenses related to the First Union/Wachovia merger. These were principally made up of costs relating to systems conversions and contract cancellation costs, personnel and employee termination benefits and occupancy and brand transition advertising costs.

GOODWILL AND OTHER INTANGIBLES

Goodwill and Other Intangibles Created by the First Union/Wachovia Merger – Final (In millions)

Purchase price less former Wachovia ending tangible stockholders’ equity as of September 1, 2001	$7,466

Fair value purchase accounting adjustments (a)
Financial assets	836
Premises and equipment	167
Employee benefit plans	276
Financial liabilities	(13)
Other, including income taxes	(154)

Total fair value purchase accounting adjustments	1,112

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152
Occupancy and equipment	85
Gain on regulatory-mandated branch sales	(47)
Contract cancellations	8
Other	53

Total pre-tax exit costs	251
Income taxes	(73)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178

Total purchase intangibles	8,756
Deposit base intangible (Net of income taxes)	1,194
Other identifiable intangibles (Net of income taxes)	209

Goodwill	$7,353

(a)    These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of the former Wachovia to their fair values as of September 1, 2001.
(b)    These adjustments represent incremental costs relating to combining the two organizations which are specifically related to the former Wachovia.

In accordance with purchase accounting, the assets and liabilities of the former Wachovia were recorded at their respective fair values as of September 1, 2001, as if they had been individually purchased in the open market. The premiums and discounts that resulted from the purchase accounting are accreted/amortized into income/expense over the estimated term of the respective assets and liabilities, much like the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, we would expect that as these assets and liabilities mature they generally could be replaced with instruments of similar yields.

Wachovia 4Q02 Quarterly Earnings Report

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses of former First Union Corporation and former Wachovia Corporation in connection with their merger (the “Merger”) will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; (3) revenues following the Merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) inflation, interest rate, market and monetary fluctuations; (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (9) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; and (10) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated January 16, 2003.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Merger or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.